Exhibit 99.1

For Immediate Release

Media Contact	Investor Relations
Vicki Contavespi	Jessica Bartlow
571.209.7600	703.678.2114
vicki.contavespi@icxt.com	jessica.bartlow@icxt.com

U.S. Army Awards ICx Technologies a Contract for Future Nuclear, Biological and

Chemical Reconnaissance System with an Estimated Value

of Up To $711 Million

WASHINGTON (Oct. 1, 2008) – ICx Technologies (NASDAQ: ICXT), a developer of advanced sensor technologies for homeland security, force protection and commercial applications, announced today that it has been awarded a system-engineering, analysis and integration contract by the U.S. Army Research and Development Engineering Command Acquisition Center.

The award, with an estimated value of up to $711 million over seven years, was presented as a single contract for the Joint Nuclear, Biological, Chemical Reconnaissance System Increment II (JNBCRS 2) program.

“JNBCRS 2 is a vital program, and we’ve assembled a highly qualified team of experienced subcontractors,” said Hans Kobler, CEO of ICx. “This system will be a critical tool for our troops as they face terrorist attacks and new kinds of warfare all over the world.”

The contract begins in Q4 2008 with an initial two-year, $20 million product-development effort. It is projected that the production phase will have an estimated value of $711 million.

Kobler added, “This significant award is strong validation of ICx Technologies’ innovation and technology leadership in the CBRNE community.”

About ICx Technologies™

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We then leverage our unparalleled technical expertise and government funding to address other emerging challenges of our time ranging from a cleaner environment, alternative energy to life science.

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements, including statements relating to ICx Technologies’ plans, objectives and expectations for future operations, are uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by ICx Technologies. You should consider the risk factors described in ICx Technologies’ prospectus as filed with the U.S. Securities and Exchange Commission on November 8, 2007, as well as other filings.

The above mentioned contract does not guarantee future revenues and is subject to significant risks and uncertainties which are difficult to predict. Actual results may differ due to a variety of factors, including, without limitation, changing priorities in government budgets, termination due to unilateral government action, and differences in actual and anticipated contract performance, including performance by ICx and other contractors, suppliers and subcontractors.

ICx Technologies undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

The contract and its contents do not necessarily reflect the position or the policy of the US Government, and no official endorsement should be inferred.

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